EXHIBIT 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 18th day of January 2018, by and among Vale S.A. and Vale Fertilizer Netherlands B.V.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended.  Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated:  January 18, 2018

Vale S.A.

By:      /s/  Patricia Silva Rodrigues Scheel

Name:  Patricia Silva Rodrigues Scheel

Title:   Attorney-In-Law

By:     /s/ Alexandre Pereira

Name: Alexandre Pereira

Title:   Executive Director

Vale Fertilizer Netherlands B.V.

By:      /s/ L.M. Veiloso de Oliveira Castro

Name:  L.M. Veiloso de Oliveira Castro

Title:   Manager A

By:      /s/ R. M. Forterie

Name:  R. M. Forterie

Title:   Manager B